Exhibit (h)(ii)

AMENDMENT

To Transfer Agency and Service Agreement

between

William Blair Funds

and

Boston Financial Data Services, Inc.

This amendment is made as of October 21, 2010 (the “Amendment”), between Each of the Entities, Individually and not Jointly, as Listed on Schedule A (the “Fund”) and Boston Financial Date Services, Inc. (the “Transfer Agent”). The Transfer Agent and the Fund are parties to a Transfer Agency and Service Agreement dated January 1, 2008 (the “Agreement”). In accordance with Section 3.1 (Fee Schedule) and Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 12.1 (Term) of the Agreement is amended by replacing the first sentence with the following:

“The initial term of this Agreement (the “Initial Term”) shall be from January 1, 2011 through December 21, 2013 unless terminated pursuant to the provisions of this Section 12.”

2. Schedule 3.1 (Fees and Expenses) dated January 1, 2008 through December 31, 2010 to the Agreement is hereby suspended and replaced with the attached Schedule 3.1 dated January 1, 2011 through December 31, 2013.

3. All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

4. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVUDUALLY AND NOT JOINTLY AS LISTED ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Colette M. Garavalia	By:	James Lockhead

Name:	Colette M. Garavalia	Name:	James Lockhead

Title:	Treasurer	Title:	Division Vice President

As an Authorized Officer on behalf of each of the

Funds on Schedule A – 11-1-10